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November 8, 1998

The Board of Directors
Global Motorsport Group, Inc.
16100 Jacqueline Court
Morgan Hill, CA  95037

Members of the Board:

    We understand that Stonington Acquisition Corp. ("Parent"), GMG Acquisition Corp. ("Purchaser"), an indirect wholly-owned subsidiary of Parent, and Global Motorsport Group, Inc. ("Global Motorsport" or the "Company") have entered into an Agreement and Plan of Merger dated November 8, 1998 (the "Agreement"). Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Agreement. Pursuant to the Agreement, Purchaser will offer to purchase all of the Company's outstanding common stock, par value $0.001 per share, including the Rights associated therewith (the "Common Shares") in a tender offer (the
"Offer") and following completion of the Offer, the Purchaser shall be merged with and into the Company. The Offer and the Merger are collectively referred to herein as the "Acquisition".

     Under the Agreement, Purchaser will offer to purchase all of the issued and outstanding Common Shares in the Offer for $19.50 per share in cash (the "Offer Price"). Upon consummation of the Merger, any shares of Common
Stock not acquired in the Offer will be converted into the right to receive the Offer Price in the Merger, except shares for which appraisal rights have been perfected.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Stockholders") of the Common of the Offer Price and the Merger Price. In connection with this opinion, we have:

    (i)    Reviewed the financial terms and conditions of the Agreement;

    (ii) Analyzed certain historical business and financial information relating to the Company;

    (iii) Reviewed various financial forecasts and schedules and other data provided to us by the Company;

    (iv) Reviewed and discussed the business and prospects of the Company and its subsidiaries with representatives of the Company's management;

    (v) Reviewed public information with respect to certain other companies in lines of business we believed to be generally comparable to the business of the Company;

    (vi)   Reviewed the historical prices and trading volumes of the Common
Stock;

    (vii) Calculated the unleveraged after-tax discounted cash flow of the Company;

    (viii) Calculated the range of values a financial investor might be willing to pay to acquire all or, as in the case of the Merger or other recapitalization transactions, a controlling and substantial portion of the Company's equity if it were interested in pursuing such a transaction;

    (ix) Computed the present value of future hypothetical implied trading values based upon earnings estimates provided by the Company;

    (x) Compared the purchase price premium to be paid for the Common Stock to premiums paid in certain other transactions in lines of business we believe to be generally comparable to the business of the Company; and

    (xi) Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed appropriate.


    In connection with our review, we have not assumed any responsibility for or independently verified any of the foregoing information and have relied on such information being complete and accurate in all material respects. We have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Global Motorsport or any of its subsidiaries, nor have we been furnished with any such evaluation or appraisal that has not been publicly disclosed. With respect to the financial plans, estimates and analyses provided to us by Global Motorsport, we have assumed, with your permission, that all such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Global Motorsport as to future financial performance of the Company, based upon the historical performance of the Company and certain estimates and assumptions which were reasonable at the time made. Finally, we have assumed that the Offer and the Merger will be consummated on the terms described in the Agreement, without any waiver of any material term or condition, and that obtaining any necessary regulatory or third party approval for the Merger will not have an adverse effect on the Company. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Offer Price to be received by the Stockholders in the Offer and the subsequent Merger pursuant to the Agreement is fair, from a financial point of view, to the Stockholders.

     We are acting as financial advisor to the Board of Directors of the Company in this transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the transaction. Our firm has in the past provided investment banking services to the Company and has received fees for rendering such services. In the ordinary course of business, we actively trade the Common Stock for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in the Common Stock. We currently make a market in the Common Stock on the Nasdaq National Market.

     This opinion is for the use and benefit of the Board of Directors of Global Motorsport and is rendered to the Board of Directors of Global Motorsport in connection with its consideration of the Acquisition and shall not be used for any purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full, and may be described and referred to in a form reasonably acceptable to us and our counsel, in the tender offer materials and proxy or information statement to be filed with the Securities and Exchange Commission and provided to the Stockholders in connection with the Acquisition. We are not making any recommendation regarding whether or not it is advisable for Stockholders to tender their shares of Common Stock in the Offer. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Acquisition.


Very truly yours,


/s/ CLEARY GULL REILAND & McDEVITT INC.
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CLEARY GULL REILAND & McDEVITT INC.